Exhibit 99.9
SETTLEMENT AGREEMENT

AGREEMENT

This Agreement, dated May 13, 2012 (this “Agreement”), is by and among the persons and entities listed on Schedule A (collectively, the “Third Point Group”, and individually a “member” of the Third Point Group) and Yahoo! Inc. (the “Company”).

WHEREAS, the Third Point Group and other participants have (i) given notice to the Company in accordance with the Company’s bylaws (the “Bylaws”) that they intend to nominate certain individuals for election as directors of the Company at the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”), and (ii) filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) relating to the solicitation of proxies for the 2012 Annual Meeting; and

WHEREAS, each of the Company and the Third Point Group has determined that it is in its best interests to enter into this Agreement and to terminate the pending proxy contest for the election of directors at the 2012 Annual Meeting; and

WHEREAS, the Company’s Chief Executive Officer and President, Scott Thompson, has resigned as the Company’s Chief Executive Officer and President, as a member of the Company’s Board of Directors (the “Board”) and from all other positions he holds with the Company and its Affiliates, and the Board has accepted such resignations effective upon the execution of this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1)	Board and Officer Composition.

a.	Effective immediately (or, in the case of clause (iii) below, no later than the close of business on May 16, 2012),

i.	the Board has appointed Ross Levinsohn as interim Chief Executive Officer and President of the Company;

ii.	the Board has received and accepted, effective upon the execution of this Agreement, the resignations from the Board of Roy Bostock, Patti Hart, Vyomesh Joshi, Arthur Kern and Gary Wilson;

iii.
the Board shall take all action necessary to appoint Daniel S. Loeb, Harry J. Wilson and Michael J. Wolf (the “Third Point Nominees”) to serve as directors of the Company until no earlier than the 2012 Annual Meeting and their successors are duly elected and qualified, subject to the terms of this Agreement;

iv.
the Third Point Nominees and current Board members Alfred Amoroso, John Hayes, Sue James, David Kenny, Peter Liguori, Thomas McInerney, Brad Smith and Maynard Webb shall be the slate of directors standing for election at the 2012 Annual Meeting recommended by the Board (the “Board Slate”); and

v.	the Board will adopt a resolution, in accordance with the Bylaws, to adjust the size of the Board from fourteen (14) to eleven (11) directors.

b.
The Company agrees that so long as the following Third Point Nominees (or their designated replacements pursuant to Section 1)g. hereof) serve on the Board, such Third Point Nominees (or their designated replacements) shall be offered the opportunity to become a member of the committees of the Board as follows:

i.	Daniel S. Loeb, Transactions and Strategic Planning Committee;

ii.	Michael J. Wolf, Compensation and Leadership Development Committee and CEO Search Committee; and

iii.	Harry J. Wilson, Nominating and Corporate Governance Committee;

unless such Third Point Nominee, in his sole discretion, declines to serve on such committee(s); provided, in all such cases that such Third Point Nominee shall be entitled to be a member of such committee(s) of the Board only if he meets any independence or other requirements under applicable law and the rules and regulations of the Nasdaq Global Select Market (or other securities exchange on which the Company’s securities may then be traded) for service on such committee.

c.
Notwithstanding the foregoing, if at any time after the date hereof, the Third Point Group, together with all Affiliates of the members of the Third Point Group (such Affiliates, collectively and individually, the “Third Point Affiliates”), ceases collectively to beneficially own at least 2% shares of the outstanding shares of Common Stock, the Third Point Group shall cause each of the Third Point Nominees to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then sits.  In furtherance of this Section 1)c., each Third Point Nominee shall, upon his or her appointment to the Board, and each member of the Third Point Group shall cause such Third Point Nominees to, execute an irrevocable resignation as director in the form attached hereto as Exhibit A and deliver it to the Company. For purposes of this Agreement: the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

d.	Each of the Third Point Nominees hereby agrees and consents to be named as a nominee in the Company’s proxy statement for the 2012 Annual Meeting and to serve as a director if elected.

e.
Each of the Third Point Nominees shall at all times while such Third Point Nominee is a director of the Company comply with the provisions of this Agreement and all policies and guidelines of the Board, any committees thereof or the Company applicable to Board members. Each Third Point Nominee acknowledges that his or her obligations under this Agreement are in addition to the fiduciary and common law duties of any director of a Delaware corporation.

f.
The Board and Daniel S. Loeb shall engage in mutual consultations toward identifying a mutually agreeable additional director who would bring additional technological and product expertise to the Board and, upon such agreement and appointment, the Board will adopt a resolution, in accordance with the Bylaws, to increase the size of the Board to accommodate such additional director as a member of the Board.

g.
Should any Third Point Nominee resign from the Board (other than pursuant to Section 1)c. hereof) or be rendered unable to serve on the Board by reason of death or disability, Third Point shall, with the consent of the Company (which consent shall not be unreasonably withheld or delayed), be entitled to designate a reasonably qualified replacement for such Third Point Nominee, and the Company shall take all necessary action to implement the foregoing as promptly as practicable. Any such designated replacement who becomes a Board member shall be deemed to be a Third Point Nominee for all purposes under this Agreement and, prior to his or her appointment to the Board, shall be required to execute an irrevocable resignation as director in the form attached hereto as Exhibit A and deliver it to the Company.

2)	Proxy Contest and Other Matters.

a.
Each member of the Third Point Group hereby irrevocably withdraws their letter dated March 12, 2012 (as amended by their letter dated March 22, 2012) providing notice to the Company of their intention to nominate certain individuals for election as directors of the Company at the 2012 Annual Meeting (the “Stockholder Nomination”).

b.
Each member of the Third Point Group shall, and shall cause each of the Third Point Affiliates to, immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation in connection with the Stockholder Nomination.  The Third Point Group and the Third Point Affiliates shall promptly modify or disable (and not permit to be re-enabled) any websites they directly or indirectly maintain in order to comply with this Section 2)b. At the same time, the Company shall immediately cease all direct or indirect negative solicitation efforts relating to the 2012 Annual Meeting concerning Third Point Group, Third Point Affiliates and members of the slate of nominees proposed by Third Point Group.

c.
The Third Point Group irrevocably withdraws its demands for a stockholder list, and other materials and books and records pursuant to Section 220 of the Delaware General Corporation Law or otherwise, and shall promptly return (and, to the extent such materials may be held by parties not members of the Third Point Group, shall cause such parties to promptly return) to the Company all materials and summaries or duplicates thereof that have been delivered to the Third Point Group, Third Point Affiliates or their respective representatives on or prior to the date hereof.

3)
Standstill. For purposes of this Agreement, the “Standstill Period” shall mean the period from the date of this Agreement until the later of (x) the conclusion of the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”) and (y) such time as none of the Third Point Nominees are members of the Board; provided, however, that if the Board does not nominate each of the Third Point Nominees at the 2013 Annual Meeting or any subsequent annual meeting of the stockholders of the Company (other than as a result of such Third Point Nominee(s)’ refusing or declining to serve as a nominee), the Standstill Period shall expire at such time as any of the Third Point Nominees are not so nominated provided, further, that if the advance notice deadline for nominations of directors at such upcoming annual meeting of the stockholders of the Company has passed (or there remains less than 10 days from the time the Third Point Nominees are notified that any of them have not been so nominated until such advance notice deadline), the Board shall take all appropriate action to (i) provide the Third Point Group with a 10-day period from the time the Third Point Nominees are notified that any of them have not been so nominated to comply with the advance notice provisions for nominations of directors contained in the Bylaws at such upcoming annual meeting and (ii) cause such upcoming annual meeting not to be held prior to 90 days following the time the Third Point Nominees are notified they have not been so nominated. During the Standstill Period, each member of the Third Point Group shall not, and shall cause each Third Point Affiliate not to, take any of the following actions, directly or indirectly:

a.
solicit proxies or written consents of stockholders, or any other person with the right to vote or power to give or withhold consent in respect of Voting Securities, or conduct, encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to, or from the holders of Voting Securities or any other person with the right to vote or power to give or withhold consent in respect of Voting Securities, make, or in any way participate or engage in (other than by voting its Voting Securities in a manner that does not violate this Agreement), any “solicitation” of any proxy, consent or other authority to vote any Voting Securities or make any shareholder proposal (whether pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise), with respect to any matter, or become a participant in any contested solicitation with respect to the Company, including without limitation relating to the removal or the election of directors;

b.
form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to the Common Stock or any other Voting Securities, or otherwise support or participate in any effort by a third party with respect to the matters set forth in Section 3)c, or deposit any shares of Common Stock or any other Voting Securities in a voting trust or subject any shares of Common Stock or any other Voting Securities to any voting agreement, other than solely with other members of the Third Point Group or other Third Point Affiliates with respect to the shares of Common Stock now or hereafter owned by them or pursuant to this Agreement;

c.
without the prior approval of the Board contained in a written resolution of the Board, (x) either directly or indirectly for itself or its Affiliates, or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (y) except as set forth in the next sentence, in any way knowingly support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause or participate in, any (i) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or affiliates; (ii) form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or affiliates or (iii) form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, nothing in this Section 3)c. shall prohibit any member of the Third Point Group or any Third Point Affiliate from engaging in private discussions with third parties regarding a potential transaction to be proposed by such third party or presenting any potential transaction to the Board on a private basis, in each case, in circumstances that would not reasonably be expected to require public disclosure by the Company or any member of the Third Point Group or any Third Point Affiliate, in each case at or around the time the proposal is made;

d.
make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past, or who serves on or following the date of this Agreement as an officer or director of the Company: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format, or (iii) to any analyst, journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview); or

e.
as a result of acquiring beneficial ownership of any Voting Securities of the Company, become a beneficial owner of any Voting Securities of the Company which, together with all other Voting Securities of which members of the Third Point Group and the Third Point Affiliates are beneficial owners, would be deemed under Rule 13d-3(c) promulgated under the Exchange Act to constitute a number of shares of Common Stock in excess of 10% of the issued and outstanding shares of Common Stock of the Company.

The term “Voting Securities” as used herein shall mean the common stock, par value $0.001 per share, of the Company (the “Common Stock”) and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, Common Stock or other securities, whether or not subject to the passage of time or other contingencies.  The term “beneficial owner” as used herein shall have the meaning given to such term in Rule 13d-3 promulgated under the Exchange Act.

4)
Voting Agreement. Until the end of the Standstill Period, each member of the Third Point Group shall cause in the case of all shares owned of record and shall instruct the record owner, in the case of all shares of Common Stock that it or any of the Third Point Affiliates is a beneficial owner of but does not own of record, directly or indirectly, as of the record date for each meeting of stockholders (each a “Shareholder Meeting”), to be present for quorum purposes and to be voted, at each Shareholder Meeting or at any adjournments or postponements thereof, (a) for all of the directors nominated by the Board for election at such Shareholder Meeting, (b) in accordance with the recommendation of the Board on any proposals of any other stockholder of the Company that is also proposing one or more nominees for election to the Board in opposition to one or more nominees of the Board at such Shareholder Meeting, (c) in accordance with the recommendation of the Board on all other proposals of the Board set forth in the Company’s preliminary proxy statement filed in connection with the 2012 Annual Meeting at the 2012 Annual Meeting and (d) as the Third Point Group or Third Point Affiliates determine is appropriate in their own discretion on all other proposals of the Board and any proposals by any other stockholder of the Company at any Shareholder Meeting subsequent to the 2012 Annual Meeting.

5)
Public Announcement. The Company and the Third Point Group shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit B (the “Press Release”) as soon as practicable on or after the date hereof. Neither the Company nor the Third Point Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

6)
Third Point Release. The Third Point Group hereby agrees for the benefit of the Company, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”), except in respect of any obligation of a Company Released Person under this Agreement, as follows:

a.
The Third Point Group, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action (“Claims”) of any nature whatsoever, whether known or unknown, suspected or unsuspected, occurring at any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such occurrences, acts or omissions) in connection with, relating to or resulting from the Proxy Contest (as defined below) or the hiring or termination of employment of Scott Thompson.

b.
The Third Point Group, for themselves and for their members, officers, directors, assigns, agents, Affiliates and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, they will, and as applicable will cause their Affiliates, members, officers, directors, assigns, agents and successors to, immediately withdraw any and all pending Claims, with prejudice, to which one or more of them, on the one hand, and any Company Released Person, on the other hand, is a party.

7)
Company Release. The Company hereby agrees for the benefit of the Third Point Group, and each controlling person, officer, director, stockholder, member, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof, as well as each of the Third Point Nominees (the Third Point Group and each such person being an “Third Point Released Person”), except in respect of any obligation of a Third Point Released Person under this Agreement, as follows:

a.
The Company, for itself and for its Affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and forever fully releases and discharges each Third Point Released Person of, and holds each Third Point Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, occurring at any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such occurrences, acts or omissions), in connection with, relating to or resulting from the Proxy Contest.

b.
The Company, for itself and for its Affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it will, and as applicable will cause its Affiliates, officers, directors, assigns, agents and successors, past and present, to, immediately withdraw any and all pending Claims, with prejudice, to which one or more of them, on the one hand, and any Third Point Released Person, on the other hand, is a party.

8)
Miscellaneous. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

9)
No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10)
Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

11)
Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy and email is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
Attention:      Michael J. Callahan
Executive Vice President, General Counsel and Secretary
Facsimile:       (650) 349-3650
E-mail:             callahan@yahoo-inc.com

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention:       Kenton J. King
Facsimile:        (650) 798-6527
E-mail:             Kenton.King@skadden.com

if to the Third Point Group:

c/o Third Point LLC
390 Park Avenue, 18th Floor
New York, NY 10022
Attention:       Josh Targoff
 Chief Operating Officer and General Counsel
Facsimile:        (212) 224-7400
E-mail:             jtargoff@thirdpoint.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:       Michael A. Schwartz
Facsimile:        (212) 728-8267
E-mail:             mschwartz@willkie.com

12)
Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13)	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

14)	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

15)	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

16)
Fees and Expenses.  The Company shall reimburse the Third Point Group for all documented out-of-pocket costs, fees and expenses incurred and paid by the Third Point Group in connection with, relating to or resulting from its efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement, to consider means by which the Company could improve its performance and increase shareholder value and to replace certain members of the Board, including, without limitation, its communications with the Board and the Company’s management, its Schedule 13D, Schedule 14A and Hart-Scott-Rodino filings, its nomination notice pursuant to the Company’s bylaws, its preparation of a preliminary proxy statement and other soliciting materials and this Agreement (all such efforts, actions and preparations, the “Proxy Contest”). In no event shall (x) the costs, fees and expenses to be paid or reimbursed by the Company pursuant to this Section 16 exceed $4,000,000 or (y) any member of the Third Point Group be required to provide to the Company any documentation, such as certain details of invoices for legal services, the provision of which could result in a waiver of the attorney-client privilege.  Except as provided in this Section 16, neither the Company, on the one hand, nor the Third Point Group, on the other hand, will be responsible for any costs, fees or expenses of the other in connection with this Agreement or in connection with the proxy solicitation relating to the 2012 Annual Meeting and related matters.

17)
Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18)
Joinder. The Third Point Group shall use its reasonable best efforts to obtain the signatures of Lyxor/Third Point Fund Limited and dbX-Risk Arbitrage 11 Fund to a joinder agreement in form reasonably acceptable to the Company as promptly as practicable, and upon execution of such joinder agreement the Lyxor/Third Point Fund Limited and dbX-Risk Arbitrage 11 Fund shall become parties to this Agreement and part of the Third Point Group in all respects as of May 13, 2012.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

YAHOO! INC.

By:           /s/ Michael J. Callahan
Name:      Michael J. Callahan
Title         Executive Vice President, General Counsel and Secretary

THIRD POINT LLC

By:           /s/ Josh Targoff
Name:      Josh Targoff
Title         Chief Operating Officer and General Counsel

THIRD POINT PARTNERS QUALIFIED L.P.
By: Third Point LLC, its investment manager

By:           /s/ Josh Targoff
Name:      Josh Targoff
Title         Chief Operating Officer and General Counsel

THIRD POINT PARTNERS L.P.
By: Third Point LLC, its investment manager

By:           /s/ Josh Targoff
Name:      Josh Targoff
Title         Chief Operating Officer and General Counsel

THIRD POINT OFFSHORE MASTER FUND L.P.
By: Third Point LLC, its investment manager

By:           /s/ Josh Targoff
Name:      Josh Targoff
Title         Chief Operating Officer and General Counsel

[Signature page to Settlement Agreement]

THIRD POINT ULTRA MASTER FUND L.P.
By: Third Point LLC, its investment manager

By:           /s/ Josh Targoff
Name:      Josh Targoff
Title         Chief Operating Officer and General Counsel

THIRD POINT REINSURANCE COMPANY, LTD.
By: Third Point LLC, its investment manager

By:           /s/ Josh Targoff
Name:      Josh Targoff
Title         Chief Operating Officer and General Counsel

DANIEL S. LOEB

/s/ Daniel S. Loeb

[Signature page to Settlement Agreement]

MICHAEL J. WOLF

/s/ Michael J. Wolf

HARRY J. WILSON

/s/ Harry J. Wilson

JEFFREY A. ZUCKER

/s/ Jeffrey A. Zucker

[Signature page to Settlement Agreement]

SCHEDULE A

Third Point LLC
Third Point Partners Qualified L.P.
Third Point Partners L.P.
Third Point Offshore Master Fund L.P.
Third Point Ultra Master Fund L.P.
Third Point Reinsurance Company, Ltd.
Daniel S. Loeb
Michael J. Wolf
Harry J. Wilson
Jeffrey A. Zucker

EXHIBIT A
Form of Irrevocable Resignation

[Date]

Attention: Chairman of the Board of Directors

Reference is made to the Agreement, dated as of May [●], 2012 (the “Agreement”), by and among Yahoo! Inc. (the “Company”) and the Third Point Group (as defined therein). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

In accordance with Section 1)c of the Agreement I hereby tender my conditional resignation as a director of the Board, provided that this resignation shall be effective upon the Board’s acceptance of this resignation, and only in the event that at any time the Third Point Group, together with the Third Point Affiliates, fails to collectively beneficially own at least 2% shares of the outstanding shares of Common Stock. I hereby acknowledge that this conditional resignation as a director of the Board is as a result of the terms and conditions of the Agreement.

This resignation may not be withdrawn by me at any time during which it is effective.

  Very truly yours,

  _____________________
  [Name of Director]

EXHIBIT B

YAHOO! NAMES FRED AMOROSO CHAIRMAN AND
APPOINTS ROSS LEVINSOHN INTERIM CEO

BOARD ANNOUNCES SETTLEMENT WITH THIRD POINT LLC

Sunnyvale, Calif. – May 13, 2011 – Yahoo! Inc. (NASDAQ: YHOO) today announced that the Board of Directors has named Fred Amoroso as Chairman of the Board of Directors and Ross Levinsohn as interim Chief Executive Officer, effective immediately. The Company also announced that its Board has reached an agreement with Third Point LLC (“Third Point”) to settle its pending proxy contest related to the Company’s 2012 annual meeting of shareholders.

Mr. Amoroso replaces Roy Bostock, who has stepped down from his role as Non-Executive Chairman in order to accelerate the leadership transition for the new Board.  Mr. Levinsohn replaces Scott Thompson, former Chief Executive Officer, who has left the Company.

Under the Board’s settlement agreement with Third Point, three Third Point nominees – Daniel S. Loeb, Harry J. Wilson, and Michael J. Wolf – will join the Yahoo! Board, effective May 16, 2012.  Mr. Bostock, along with Patti Hart, VJ Joshi, Arthur Kern and Gary Wilson, all of whom previously disclosed their intentions not to stand for re-election, as well as Mr. Thompson, have decided to step down from the Board immediately.

As a part of the settlement agreement, Third Point, which owns an aggregate of 70,545,400 shares, or 5.8% of Yahoo! common stock, has agreed to withdraw its previous Board nominations for consideration at the annual meeting and vote its shares in support of Yahoo!’s nominees. Yahoo!’s slate of director nominees for election or re-election at the 2012 annual meeting of stockholders will now include Fred Amoroso, John Hayes, Peter Liguori, Thomas McInerney, Maynard Webb, Sue James, David Kenny, Brad Smith, Daniel S. Loeb, Harry J. Wilson and Michael J. Wolf.

As interim CEO, Mr. Levinsohn will manage the Company’s day-to-day operations with assistance from Yahoo!’s existing senior leadership team.

“The Board is pleased to announce these changes and the settlement with Third Point, and is confident that they will serve the best interests of our shareholders and further accelerate the substantial advances the Company has made operationally and organizationally since last August. The Board believes in the strength of the Company’s business and assets, and in the opportunities before us, and I am honored to work closely with my fellow directors and Ross to continue to drive Yahoo! forward,” said Fred Amoroso, Chairman of the Yahoo! Board of Directors.

Mr. Amoroso continued, “On behalf of the entire Board, I would also like to thank Patti, VJ, Arthur, Gary and, in particular, Roy, for their dedicated long-term service and contributions to the Board and Yahoo!.”

Third Point Chief Executive Officer Daniel S. Loeb stated: “Harry, Michael and I are delighted to join the Yahoo! Board and work collaboratively with our fellow directors to foster a culture of leadership dedicated to innovation, excellence in corporate governance, and responsiveness to users, advertisers and partners.  We are confident this Board will benefit from shareholder representation, and we are committed to working with new leadership to unlock Yahoo!’s significant potential and value.”

Third Point Director Nominee Jeff Zucker stated: “I have been supportive of Third Point's efforts since Daniel asked me to join the slate.  When I became aware of Yahoo!'s offer of three board seats to Third Point, I approached Daniel and let him know that I would be happy to step aside to quickly facilitate a settlement.  I believe that it is in Yahoo!'s best interests to avoid a prolonged proxy fight and have new board members immediately to help move the company forward.  While there is clearly much work to be done, this is the right combination of talented executives to do just that.”

About Yahoo!
Yahoo! is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!'s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company's blog, Yodel Anecdotal (yodel.yahoo.com).

About Third Point LLC
About Third Point LLC: Third Point is an investment firm headquartered in New York, managing $9.0 billion in assets, including a London Stock Exchange listed closed-end fund. Founded in 1995, Third Point follows an event-driven approach to investing globally.

Forward-Looking Statements
This press release contains forward-looking statements concerning such matters as Yahoo!’s new directors and strategic activities and plans. Risks and uncertainties may cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, among others, the impact of management and organizational changes; the implementation and results of any strategic plans as well as Yahoo!’s ongoing strategic and cost initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks related to Yahoo!’s regulatory environment; interruptions or delays in the provision of Yahoo!’s services; security breaches; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims and recent derivative and class actions; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; transition and implementation risks associated with the Search Agreement with Microsoft Corporation; and risks that the benefits of the Framework Agreement Yahoo! entered into with Alibaba Group, Softbank Corporation and certain other parties regarding Alipay may not be realized. All information set forth in this press release is as of May 13, 2012. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Important Additional Information
Yahoo! has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will be filing a definitive proxy statement with the SEC in connection with the solicitation of proxies for its 2012 annual meeting of shareholders. Shareholders are strongly advised to read Yahoo!’s 2012 definitive proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Shareholders will be able to obtain copies of Yahoo!’s 2012 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo! with the SEC in connection with its 2012 annual meeting of shareholders for no charge at the SEC’s website at www.sec.gov. Copies of the proxy materials may also be requested from Yahoo!’s proxy solicitor, Innisfree M&A Incorporated, by telephone at (877) 750-9499 (toll-free) or by email at info@innisfreema.com. Yahoo!, its directors, executive officers and certain employees are deemed participants in the solicitation of proxies from shareholders in connection with Yahoo!’s 2012 annual meeting of shareholders. Information regarding Yahoo!’s directors, executive officers and other persons who, under rules of the SEC, are considered participants in the solicitation of proxies for the 2012 annual meeting of shareholders, including their respective interests by security holdings or otherwise, is set forth in the preliminary proxy statement Yahoo! filed with the SEC on April 27, 2012 and will be set forth in the definitive proxy statement for Yahoo!’s 2012 annual meeting of shareholders when it is filed with the SEC.

Yahoo! Media Relations Contact:	Yahoo! Investor Relations
Contact:
Charles Sipkins/Cassandra Bujarski	Joon Huh
Sard Verbinnen & Co	Yahoo! Inc.
(310) 201-2040	(408) 349-3382
jhuh@yahoo-inc.com

Matt Benson
Sard Verbinnen & Co
(415) 618-8750

Third Point LLC Contact:
Elissa Doyle, Managing Director
(212) 715-4907
edoyle@thirdpoint.com

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